March 7, 2008

Dear Investors, Partners, and Friends:

Evergreen has worked hard to reach some very important business milestones in 2007, and that effort continues into 2008. We will be providing more detail on those milestones and our performance when we file our Form 10-K later in March.  We are in the midst of completing our annual audit and we expect to seek an extension from the SEC and anticipate that the 10-K will be filed on or before March 31, 2008.

As we complete the work on our audit and 10-K and press forward with key business development initiatives, our management and board have also expended significant effort to evaluate our progress and where we stand as a company. In short, we have made significant strides in the last few months. Our pipeline of business opportunities continues to evolve. We have significantly streamlined our cost structure to reduce cash burn and to support continued investment in the development and commercialization of K-Fuel®. With the help of our strategic partnership with Bechtel, we believe we have solved the substantive challenges to building plants and producing our product at scale for the benefit of the energy industry and the environment.

Even with these accomplishments, much work lies ahead. Our management and board recognize that time, execution and focus are all critical to success. Many people, especially our followers in the investment community, have been eager to see Evergreen realize its potential and generate shareholder returns. This enthusiasm has, at times, led to a gap between the expectations we all have for the company and the results it has generated to date.

We want to close that gap. To do so we must execute – and that’s our number one priority. At the same time, we understand the role our communications play in creating those expectations. We need to communicate with all of our constituencies in a way that reflects the current realities of the business and helps you best understand where we are and where we are going. To do this, our management and board have reached two conclusions: 1) we  will remain fully committed to open communication and visibility; and 2) we must adjust our communications efforts to best fit Evergreen’s development as a company.

That latter point means that there will be several substantive changes in the way we publicly communicate our business developments and performance. The most noticeable change revolves around our quarterly operational and financial communications. Evergreen will continue to make its regular SEC filings and provide the appropriate commentary about our quarterly performance in those filings; however, we are discontinuing the practice of issuing quarterly press releases on results of operations and the hosting of quarterly conference calls with the investment community – activities that have been generating more controversy than clarity.

1225 17th Street  ●  Suite 1300  ●  Denver, CO 80202  ●  Tel: 303-293-2992  ●  Fax: 303-293-8430

With Evergreen’s focus on executing on a pipeline of business development opportunities, we do not expect our quarterly financial results to provide a meaningful gauge of our progress in the foreseeable future. We believe undue focus on these short-term results has contributed to significant misperceptions about Evergreen and its direction.

This decision does not mean that we are not focused on our finances and our results. Clearly, for a developing business like ours, we must monitor our costs closely, allocate capital intelligently, and maintain access to funds in the public and private markets. As a former CFO of a public company, I can assure you that I am sharply focused on Evergreen’s performance and financial health.

The prime objective in changing our quarterly reporting approach is to enable us to focus the public on the developments that the management team and board believe are most critical to the long-term success of the business. So, you will continue to see Evergreen publish regular press announcements of business and corporate developments.

Outside the confines of the quarterly reporting process, we may host the occasional conference call to provide added insight and detail on corporate developments. We will also continue to publish my CEO Blog on www.evgenergy.com to report on less material developments and provide additional insights to investors and other interested parties. For more substantive announcements we may choose to make filings such as this letter.

We will also continue to participate in investment conferences that maintain Evergreen’s visibility in the alternative energy space. The next such presentation will be in April at the annual Howard Weil conference in New Orleans. We will make public notice of this and all presentations so anyone who wishes to hear them can listen via the Web.

We know 2007 had its challenges. Internally, we executed a change in CEO leadership, made other significant management changes and streamlined our operations while also executing on improvements to our Fort Union plant. Externally, we began implementing our international strategy and continued to tell the K-Fuel® story to potential industrial and utility customers.

Looking back on 2007, we managed these challenges and reached some important milestones, including most recently:
•
Bechtel and Evergreen’s operations team at Fort Union completed successful design and testing of new operational systems that will support construction of future K-Fuel® refineries, including a new standard tower design. This work signals that we and Bechtel have resolved the most substantive technical challenges to scaling and fully commercializing our production process, following the engineering, procurement, construction and other agreements we signed with Bechtel in 2007.

•
We conducted a successful test burn of K-Fuel® in late 2007 and early 2008 at a western Pennsylvania power plant that produced a nearly 82% reduction in mercury emissions compared with the raw coal typically used at the plant.

•
We signed an agreement with a major Indonesian mining group and our Asian equity investor, Sumitomo Corporation, in early 2008 to proceed with engineering, marketing and economic specifications for a coal refinery on the Indonesian island of Kalimantan.

As we carry forward in 2008, there are three central elements to our strategy by which we should be judged:

Leveraging what we and Bechtel have learned at Fort Union to move forward on full-scale K-Fuel® refineries, both domestically and internationally;

Working aggressively to build our project pipeline by demonstrating and marketing effectively the clear environmental and energy benefits of our K-Fuel®product; and,

Driving continued operating and capital efficiencies to support the company’s long-term growth objectives.

Thank you for your interest in and support of Evergreen, and I look forward to keeping all of you updated on our progress throughout 2008 and the following years.

Sincerely,

/s/ Kevin R. Collins
Kevin R. Collins
President and CEO

Forward Looking Statements

Statements in this letter that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this letter is encouraged to study. Readers of this letter are cautioned not to put undue reliance on forward-looking statements.